Exhibit 99.1

Beam Reports Third Quarter Results

  Sustained Global Growth for Bourbon and Innovations Helps Drive Continued Market Outperformance
  Diluted EPS before Charges/Gains Increases at Solid Double-Digit Rate
  Company Reaffirms Full-Year Earnings Target

DEERFIELD, Ill.--(BUSINESS WIRE)--November 2, 2012--Beam Inc. (NYSE: BEAM), a leading global premium spirits company, today reported strong results for the third quarter of 2012.

Net sales increased 8% and were up 4% on a comparable basis, even with a challenging comparison to strong North America sales in the year-ago quarter. Comparable sales growth was broad-based and benefited from innovations that improved product mix, higher pricing, and increased volumes. Comparable sales grew across the company’s three segments, with particularly strong growth for the company’s global Power Brands in core markets.

On a reported basis (GAAP), diluted earnings per share from continuing operations were $0.57 versus a loss of $0.53 in the year-ago quarter. Diluted EPS before charges/gains was $0.62, up 17%, with leverage delivered by sustained top-line outperformance, improved price/mix, and lower interest expense.

Through the first three quarters of 2012, reported net sales increased 5% and were up 7% on a comparable basis. Diluted EPS before charges/gains is up 21% year to date, and is up 526% on a reported basis. Reported earnings comparisons reflect the impact of costs in 2011 associated with the separation of Fortune Brands’ businesses.

Stronger Portfolio, Market Position and Earnings Growth

“One year after becoming a pure-play spirits company, Beam is creating value with a stronger brand portfolio, a stronger industry position, and stronger earnings growth,” said Matt Shattock, president and chief executive officer of Beam Inc. “With momentum from our investments in brand building, enhanced routes to market that leverage our broad brand portfolio, and synergy-driven acquisitions, we’ve exceeded our long-term goal over the past year by increasing sales at approximately twice the growth rate of our global market footprint. Our global growth is supported by our strengthened #2 position in the United States, the world’s most profitable market, and fast growth in key categories and geographies around the world.”

“Against this backdrop, Beam delivered better-than-expected third-quarter results as we outperformed our global market despite a challenging comparison to the timing of year-ago sales in North America. The sustained rapid growth of the global Bourbon category, excellent consumer response to our innovations and high-impact marketing, and timing of expenses helped drive upside to our expectations. Our newly acquired Pinnacle Vodka grew 23% in its first full quarter, and market outperformance in our EMEA and APSA segments further supported our results. Favorable price and product mix helped improve margins in the quarter.”

Financial Highlights for the Third Quarter and Year to Date:

  Income from continuing operations was $91.7 million for the third quarter, or $0.57 per diluted share, compared to a loss of $82.0 million ($0.53 per share), for the third quarter of 2011.
    For the year to date (nine months), income from continuing operations was $271.4 million, or $1.69 per diluted share, up from $0.27 in 2011.
  Excluding charges and gains, diluted EPS from continuing operations was $0.62 for the third quarter, up 17% from $0.53 in the year-ago quarter.
    For the year-to-date period, diluted EPS before charges/gains was $1.73, up 21% from $1.43.
  Reported net sales for the third quarter were $627.5 million (excluding excise taxes), up 8%.
    For the year-to-date period, reported net sales increased 5%.
  On a comparable basis, which adjusts for foreign exchange and acquisitions/divestitures, net sales were up 4% for the third quarter and up 7% for the year-to-date period.
    Comparable net sales by segment: North America +2% in Q3 and +7% YTD; Europe/Middle East/Africa (EMEA) +5% in Q3 and +5% YTD; Asia Pacific/South America (APSA) +10% in Q3 and +8% YTD.
  Operating income for the third quarter was $162.4 million, up 488%.
    For the year-to-date period, operating income increased 62%.
  Operating income before charges/gains for the quarter was $165.0 million, up 16%.
    For the year-to-date period, operating income before charges/gains increased 14%.
  Return on invested capital before charges/gains (rolling 12 months) was 7% and was 23% excluding intangibles.

Investing in Future Growth and Reaffirming 2012 Earnings Target

“Our continued strong performance, the health of the global spirits market and robust demand for Bourbon together reinforce our confidence in the strategy we discussed three months ago to increase investments in the second half of 2012 to support long-term growth. We are executing this strategy by stepping up brand-equity-building investment by a double-digit rate for a third consecutive year in 2012, and accelerating the laydown of more aged spirits to support future demand,” Shattock said.

“As we had planned, the lion’s share of these increased strategic investments will come in the fourth quarter. In fact, we anticipate that our fourth-quarter brand investment will be more than 20% higher than last year as we seek to further enhance our brand equities and fuel successful high-return advertising in the key holiday selling season, particularly in priority categories like Bourbon and core markets like the United States. While the timing of this increased investment will likely cause fourth quarter earnings to be down versus the prior-year period, we believe these are the right investments for the long-term momentum of our business. We are able to make these investments even while reaffirming our target for Beam’s diluted EPS before charges/gains to grow at a low-double-digit rate for the full year.

“We like our continued marketplace momentum as we deliver growth on top of growth, and we expect to enter 2013 in a strong position. We will discuss our earnings outlook for the year ahead next quarter,” Shattock said.

The company continues to expect that its 2012 acquisitions will be accretive to full-year earnings per share by a few cents. The company also reaffirmed that it is targeting an earnings-to-free-cash conversion rate for 2012 in the range of approximately 80%, which incorporates the company’s previously discussed investment of free cash flow to barrel more aged spirits.

Key Brand Performance

Comparable net sales growth, year-to-date 2012 (January – September):

Comparable Net Sales Growth (1)
Power Brands	+11%
Jim Beam	+8%
Maker’s Mark	+23%
Sauza	+6%
Pinnacle	+22%*
Courvoisier	+15%
Canadian Club	+3%
Teacher’s	+7%

Rising Stars	+7%
Laphroaig	+6%
Knob Creek	+15%
Basil Hayden	+31%
Kilbeggan	+31%
Cruzan	+13%
Hornitos	-11%
EFFEN	-23%
Pucker Vodka	-6%
Skinnygirl	+19%
Sourz	+12%

Local Jewels	-3%

Value Creators	+1%

Total (2)	+7%

Results include ready-to-drink products

(1) Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with U.S. GAAP, adjusted for certain items. A reconciliation from reported to comparable net sales growth rates, a non-GAAP measure, and the reasons why management believes these adjustments are useful are included in the attached financial tables.

(2) Total represents consolidated Beam comparable net sales (excluding excise taxes), including non-branded sales.

* Reflects sales growth since completion of acquisition in June.

About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker's Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher's Scotch Whisky, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, EFFEN Vodka, Pucker Flavored Vodka, Larios Gin, Whisky DYC, DeKuyper Cordials, and Skinnygirl Cocktails. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,200 passionate associates worldwide generated 2011 sales of $2.8 billion, volume of 34 million 9-liter cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: general economic conditions and credit market instability, particularly in Europe; customer defaults and related bad debt expense; competitive market pressures (including pricing pressures); changes in customer preferences and trends; risks pertaining to strategic acquisitions and joint ventures, particularly financial and integration risks; any possible downgrades of the company's credit ratings; commodity and energy price volatility; risks associated with doing business outside the United States, including civil and political unrest, local labor conditions, changes in laws, governmental regulations and policies, and compliance with anti-corruption statutes; fluctuations in currency exchange rates; inability to attract and retain qualified personnel; the impact of excise tax increases and customs duties on distilled spirits; the status of the U.S. rum excise tax cover-over program; dependence on performance of distributors, promoters and other marketing arrangements; costs of certain employee and retiree benefits and returns on pension assets; tax law changes and/or interpretation of existing tax laws; potential liabilities, costs and uncertainties of litigation; ability to secure and maintain rights to trademarks and trade names; impairment in the carrying value of goodwill or other acquired intangible assets; disruptions at production facilities; and other risks and uncertainties described from time to time in the Company's Securities and Exchange Commission filings.

Use of Non-GAAP Financial Information

This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), including comparable net sales, diluted EPS before charges/gains, operating income before charges/gains, return on invested capital, and earnings-to-free-cash conversion rate. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented in the attached pages.

Beam Inc.
Consolidated Income Statement
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share amounts)	2012	2011	% Change	2012	2011	% Change

Sales	$778.3	$707.3		$2,193.6	$2,083.1
Less: Excise taxes	(150.8)	(128.1)		(436.8)	(409.5)
Net sales	627.5	579.2	8.3%	1,756.8	1,673.6	5.0%

Cost of goods sold	256.0	243.4	5.2%	723.7	714.7	1.3%

Gross profit	371.5	335.8	10.6%	1,033.1	958.9	7.7%

Advertising and marketing expense	107.5	96.0	12.0%	282.2	261.7	7.8%
Selling, general and administrative expense	96.3	135.6	-29.0%	301.4	334.2	-9.8%
Amortization of intangible assets	4.3	4.2	2.4%	12.8	12.2	4.9%
Restructuring charges	1.0	3.8		3.7	5.7
Business separation costs	-	68.6		13.8	85.8

Operating income	162.4	27.6	488.4%	419.2	259.3	61.7%

Interest expense	28.5	26.5	7.5%	79.9	86.5	-7.6%
Loss on early extinguishment of debt	-	134.0		-	134.0
Other income	(1.9)	(37.7)		(30.3)	(34.6)

Income (loss) from continuing operations
before income taxes	135.8	(95.2)		369.6	73.4	403.5%

Income tax expense (benefit)	44.1	(13.2)		98.2	31.3

Income (loss) from continuing operations	91.7	(82.0)		271.4	42.1	544.7%

Income (loss) from discontinued operations, net of tax	(15.2)	495.8		(15.3)	784.9

Net income	76.5	413.8	-81.5%	256.1	827.0	-69.0%
Less: Noncontrolling interests - discontinued operations	-	0.7		-	4.1

Net income attributable to Beam Inc.	$76.5	$413.1	-81.5%	$256.1	$822.9	-68.9%

Basic earnings (loss) per common share:
Continuing operations	$0.58	$(0.53)		$1.72	$0.27	537.0%
Discontinued operations	(0.10)	3.20		(0.10)	5.06
Net income	$0.48	$2.67	-82.0%	$1.62	$5.33	-69.6%

Diluted earnings (loss) per common share:
Continuing operations	$0.57	$(0.53)		$1.69	$0.27	525.9%
Discontinued operations	(0.10)	3.20		(0.10)	4.97
Net income	$0.47	$2.67	-82.4%	$1.59	$5.24	-69.7%

Weighted-average common shares outstanding
Basic	158.6	154.8	2.5%	157.9	154.3	2.3%
Diluted	161.4	154.8	4.3%	160.6	157.2	2.2%

Beam Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

(In millions)	September 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$147.5	$218.3
Accounts receivable	451.7	385.8
Inventories
Maturing spirits	1,379.6	1,283.2
Finished products	218.3	167.3
Raw materials, supplies and work in process	135.8	101.0

Total inventories	1,733.7	1,551.5
Other current assets	295.0	278.8

Total current assets	2,627.9	2,434.4
Property, plant and equipment	769.7	729.7
Goodwill and other intangible assets	4,874.8	4,202.9
Other assets	132.3	124.8

Total assets	$8,404.7	$7,491.8

Liabilities and Equity
Short-term debt, including current
portion of long-term debt	$289.2	$28.4
Accounts payable	173.8	206.1
Long-term debt	2,225.2	1,902.1
Other liabilities	1,241.1	1,255.5

Total liabilities	3,929.3	3,392.1

Total equity	4,475.4	4,099.7

Total liabilities and equity	$8,404.7	$7,491.8

Beam Inc.
Use of Non-GAAP Financial Information

Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance by excluding certain items, referred to as “charges / gains,” that management believes are not indicative of the Company's underlying results for purposes of analyzing the Company's performance on a year-over-year basis. The Company’s definition of charges / gains includes restructuring charges, other charges related to restructuring initiatives that cannot be reported as restructuring under GAAP, acquisition and integration related costs, dividend distribution gains from the wind down of our former Maxxium investment, costs associated with the sale of the Company's golf business and spin-off of the Company's home and security business (together, the "Separation"), the one-time sales and margin impact of transitioning to our long-term distribution agreement in Australia, tax indemnification payments received from the seller of an acquired business and other unusual income tax matters. In addition, the 2011 period includes adjustments to reflect Beam as a standalone company at January 1, 2011, including adjustments to interest expense (reflecting the debt reduction related to the Separation at January 1, 2011), an estimated standalone company effective tax rate and an estimated standalone company corporate cost structure, as described in more detail in the Company's fourth quarter 2011 earnings release.

Non-GAAP measures included in this release are identified as “before charges / gains,” “comparable,” “adjusted” and “constant currency.” The Company does not intend for this information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. Reconciliations of non-GAAP measures to the most closely comparable GAAP measures, together with a further explanation as to why management believes the non-GAAP measures provide useful information, are included on the following pages.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)
($ in millions, except per share)

		Three Months Ended September 30, 2012			Three Months Ended September 30, 2011			% Increase
		GAAP	Adjustments (See Detail Below)	Before Charges/ Gains (Non-GAAP)	GAAP	Adjustments (See Detail Below)	Before Charges/ Gains (Non-GAAP)	GAAP	Before Charges/ Gains (Non-GAAP)
Net sales		$627.5	-	$627.5	$579.2	-	$579.2	8.3%	8.3%
Cost of goods sold		256.0	(0.7)		243.4	(2.6)

Gross profit		371.5	0.7	372.2	335.8	2.6	338.4	10.6%	10.0%

Advertising and marketing expense		107.5	-		96.0	-
Selling, general and administrative expense		96.3	(0.9)		135.6	(39.7)
Amortization of intangible assets		4.3	-		4.2	-
Restructuring charges		1.0	(1.0)		3.8	(3.8)
Business separation costs		-	-		68.6	(68.6)

Operating income		162.4	2.6	165.0	27.6	114.7	142.3	488.4%	16.0%
Interest expense		28.5	-		26.5	4.5
Loss on early extinguishment of debt		-	-		134.0	(134.0)
Other (income) expense		(1.9)	-		(37.7)	33.6

Income (loss) from continuing operations before income taxes		135.8	2.6		(95.2)	210.6
Income tax expense (benefit)		44.1	(5.1)		(13.2)	45.2
	Effective tax rate	32.5%		28.2%	13.9%		27.7%

Income (loss) from continuing operations		$91.7	7.7	$99.4	$(82.0)	165.4	$83.4		19.2%

Diluted EPS - continuing operations		$0.57	0.05	$0.62	$(0.53)	1.06	$0.53		17.0%

Adjustments Detail by Applicable Financial Statement Line Items

Three months ended September 30, 2012		Cost of goods sold	SG&A expense	Restructuring charges	Operating income	Pre-tax income -cont. operations	Income taxes	Income from cont. operations	Diluted EPS - cont. operations

1	Restructuring charges (a)	$-	$-	$0.6	$(0.6)	$(0.6)	$(0.4)	$(0.2)	$-
2	Other charges (a)	-	0.2	-	(0.2)	(0.2)	-	(0.2)	-
3	Acquisition/integration related costs (b)	(0.7)	(1.1)	(1.6)	3.4	3.4	1.2	2.2	0.01
4	Income tax adjustment (c)	-	-	-	-	-	(5.9)	5.9	0.04
		$(0.7)	$(0.9)	$(1.0)	$2.6	$2.6	$(5.1)	$7.7	$0.05

Three months ended September 30, 2011		Cost of goods sold	SG&A expense	Restructuring charges	Separation costs	Operating income	Interest, debt extinguish- ment loss & other exp.	Pre-tax income -cont. operations	Income taxes	Income from cont. operations	Diluted EPS - cont. operations

1	Restructuring charges (a)	$-	$-	$(3.8)	$-	$3.8	$-	$3.8	$-	$3.8	$0.03
2	Other charges (a)	(2.6)	(3.3)	-	-	5.9	-	5.9	-	5.9	0.04
3	Acquisition/integration related costs (b)	-	(25.0)	-	-	25.0	-	25.0	-	25.0	0.16
4	Separation costs (d)	-	-	-	(68.6)	68.6	-	68.6	-	68.6	0.44
5	Standalone company adjustment (e)	-	(11.4)	-	-	11.4	4.5	6.9	-	6.9	0.04
6	Loss on early extinguishment of debt (f)	-	-	-	-	-	(134.0)	134.0	-	134.0	0.85
7	Maxxium distribution (g)	-	-	-	-	-	7.6	(7.6)	-	(7.6)	(0.05)
8	Tax indemnification (h)	-	-	-	-	-	26.0	(26.0)	-	(26.0)	(0.16)
9	Income tax adjustment (c)	-	-	-	-	-	-	-	45.2	(45.2)	(0.29)
		$(2.6)	$(39.7)	$(3.8)	$(68.6)	$114.7	$(95.9)	$210.6	$45.2	$165.4	$1.06

(a)	Adjustment to eliminate restructuring and other charges (and credits) primarily related to facility consolidations, supply chain and distribution and other organizational streamlining initiatives.

(b)

The 2012 adjustments relate to the acquisition and integration of the Pinnacle and Calico Jack assets ("Pinnacle") and Cooley business, consisting primarily of expenses incurred in connection with integrating these businesses into the Company's existing operational structure (e.g., accelerated depreciation, employee retention, information technology systems integration costs and other organizational streamlining expenses). The 2011 adjustment relates to acquisition related contingent consideration accrued in September 2011.

(c)

The adjustment in the 2012 period primarily relates to our annual reconciliation of the 2011 income tax filing to the 2011 provision for income taxes. The adjustment in the 2011 period is to eliminate income tax related matters (related to resolution of routine foreign and US income tax audit examinations) and to adjust income tax expense to Beam's estimated effective tax rate as a standalone Spirits business.

(d)

Adjustment to eliminate nonrecurring business separation costs incurred to implement the Separation, principally transaction and professional advisory fees, severance and other employee related costs and certain other costs incurred in connection with the Separation.

(e)

Adjustments to reflect estimated expenses as a standalone Spirits business, including: (1) $11.4 million operating expense adjustment to reflect a lower corporate cost structure, and (2) $4.5 million interest expense adjustment to assume the Separation-related debt reduction had been completed as of January 1, 2011. The Company estimated its lower corporate cost structure based on analysis and projections of costs expected to be incurred by the Company had the Separation occurred at January 1, 2011.

(f)	Adjustment to eliminate loss on early extinguishment of debt, which was related to the Separation.

(g)	Adjustment to eliminate a gain related to a dividend distribution received in connection with the wind down of our former Maxxium investment.

(h)	Nontaxable reimbursement received from seller of an acquired business for resolution of certain tax matters for years prior to our ownership.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)
($ in millions, except per share)

		Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011			% Increase
		GAAP	Adjustments (See Detail Below)	Before Charges/ Gains (Non-GAAP)	GAAP	Adjustments (See Detail Below)	Before Charges/ Gains (Non-GAAP)	GAAP	Before Charges/ Gains (Non-GAAP)
Net sales		$1,756.8	-	$1,756.8	$1,673.6	(46.3)	$1,627.3	5.0%	8.0%
Cost of goods sold		723.7	(1.1)		714.7	(31.3)

Gross profit		1,033.1	1.1	1,034.2	958.9	(15.0)	943.9	7.7%	9.6%

Advertising and marketing expense		282.2	-		261.7	-
Selling, general and administrative expense		301.4	(16.8)		334.2	(63.7)
Amortization of intangible assets		12.8	-		12.2	-
Restructuring charges		3.7	(3.7)		5.7	(5.7)
Business separation costs		13.8	(13.8)		85.8	(85.8)

Operating income		419.2	35.4	454.6	259.3	140.2	399.5	61.7%	13.8%
Interest expense		79.9	-		86.5	6.5
Loss on early extinguishment of debt		-	-		134.0	(134.0)
Other (income) expense		(30.3)	19.9		(34.6)	34.7

Income from continuing operations before income taxes		369.6	15.5		73.4	233.0
	Income tax expense	98.2	9.5		31.3	49.9
	Effective tax rate	26.6%		28.0%	42.6%		26.5%

Income from continuing operations		$271.4	6.0	$277.4	$42.1	183.1	$225.2	544.7%	23.2%

Diluted EPS - continuing operations		$1.69	0.04	$1.73	$0.27	1.16	$1.43	525.9%	21.0%

Adjustments Detail by Applicable Financial Statement Line Items

Nine Months Ended September 30, 2012		Cost of goods sold	SG&A expense	Restructuring charges	Separation costs	Operating income	Other (income) expense	Pre-tax income -cont. operations	Income tax expense	Income from cont. operations	Diluted EPS - cont. operations

1	Restructuring charges (a)	$-	$-	$(1.5)	$-	$1.5	$-	$1.5	$0.4	$1.1	$0.01
2	Other charges (a)	(0.2)	(0.6)	-	-	0.8	-	0.8	0.3	0.5	-
3	Acquisition/integration related costs (b)	(0.9)	(16.2)	(2.2)	-	19.3	-	19.3	3.7	15.6	0.10
4	Separation costs (c)	-	-	-	(13.8)	13.8	-	13.8	5.3	8.5	0.05
5	Maxxium distribution (d)	-	-	-	-	-	1.9	(1.9)	-	(1.9)	(0.01)
6	Tax indemnification (e)	-	-	-	-	-	18.0	(18.0)	-	(18.0)	(0.11)
7	Income tax adjustment (f)	-	-	-	-	-	-	-	(0.2)	0.2	-
		$(1.1)	$(16.8)	$(3.7)	$(13.8)	$35.4	$19.9	$15.5	$9.5	$6.0	$0.04

Nine Months Ended September 30, 2011		Net sales	Cost of goods sold	SG&A expense	Restructuring charges	Separation costs	Operating income	Interest, debt extinguish- ment loss & other exp.	Pre-tax income -cont. operations	Income tax expense	Income from cont. operations	Diluted EPS - cont. operations

1	Restructuring charges (a)	$-	$-	$-	$(5.7)	$-	$5.7	$-	$5.7	$-	$5.7	$0.03
2	Other charges (a)	-	(8.6)	(2.7)	-	-	11.3	-	11.3	-	11.3	0.07
3	Acquisition/integration related costs (b)	-	-	(25.0)	-	-	25.0	-	25.0	-	25.0	0.16
4	Separation costs (c)	-	-	-	-	(85.8)	85.8	-	85.8	-	85.8	0.55
5	Australia distribution one-time sale (g)	(46.3)	(22.7)	-	-	-	(23.6)	-	(23.6)	-	(23.6)	(0.15)
6	Standalone company adjustment (h)	-	-	(36.0)	-	-	36.0	6.5	29.5	-	29.5	0.19
7	Loss on early extinguishment of debt (i)	-	-	-	-	-	-	(134.0)	134.0	-	134.0	0.85
8	Maxxium distribution (d)	-	-	-	-	-	-	7.6	(7.6)	-	(7.6)	(0.05)
9	Tax indemnifications (e)	-	-	-	-	-	-	27.1	(27.1)	-	(27.1)	(0.17)
10	Income tax adjustments (f)	-	-	-	-	-	-	-	-	49.9	(49.9)	(0.32)
		$(46.3)	$(31.3)	$(63.7)	$(5.7)	$(85.8)	$140.2	$(92.8)	$233.0	$49.9	$183.1	$1.16

(a)	Adjustment to eliminate restructuring and other charges (and credits) primarily related to facility consolidations, supply chain and distribution and other organizational streamlining initiatives.

(b)

The 2012 adjustments relate to the acquisition and integration of Pinnacle and Cooley as well as 2012 tax on earnings distributed within certain of Beam's foreign tax jurisdictions incurred in connection with funding a portion of the capital requirement for the Cooley acquisition. The 2012 acquisition related adjustments impacting SG&A expense consist of: transaction-related expenses of $5 million, contract termination expenses of $9 million and integration related expenses of $2 million. In addition, acquisition related adjustments include amounts charged to cost of goods sold and restructuring charges that primarily relate to accelerated depreciation, employee retention and information technology systems integration. The 2011 adjustment relates to acquisition related contingent consideration accrued in September 2011.

(c)

The adjustment in the 2012 period primarily relates to a $15.1 million pension settlement charge associated with a required $29 million lump sum distribution paid to former Fortune Brands executives in July 2012, partially offset by a decrease in accrued liabilities for estimated costs to complete the Separation. The adjustment in the 2011 period is to eliminate nonrecurring business separation costs incurred to implement the Separation, principally transaction and professional advisory fees, severance and other employee related costs and certain other costs incurred in connection with the Separation.

(d)	Adjustment to eliminate a gain related to a dividend distribution received in connection with the wind down of our former Maxxium investment.

(e)	Nontaxable reimbursement received from seller of an acquired business for resolution of certain tax matters for years prior to our ownership.

(f)	The adjustment in the 2012 period is to eliminate income tax matters related to the resolution of foreign tax audit examinations and the tax return filing related adjustments discussed above for the three month period. The adjustment in the 2011 period is the combined amount required to eliminate income tax matters related to the resolution of foreign and US income tax audit examinations and to adjust income tax expense to Beam's estimated effective tax rate as a standalone Spirits business.

(g)	Adjustment to eliminate the one-time sales and related cost of goods sold impact associated with transition to a new long-term distribution agreement in Australia in 2011.

(h)	Adjustments to reflect estimated expenses as a standalone Spirits business, including: (1) $36.0 million operating expense adjustment to reflect a lower corporate cost structure, and (2) $6.5 million interest expense adjustment to assume the Separation-related debt reduction had been completed as of January 1, 2011. See the preceding page for additional information related to estimated standalone costs.

(i)	Adjustment to eliminate loss on early extinguishment of debt, which was related to the Separation.

Beam Inc.
Segment Information (a)
(Unaudited)

(In millions)					Constant Currency (Non-GAAP)
		Three Months Ended		%	2012	%
		September 30,		Change	Adjusted	Change
Net Sales		2012	2011	Reported	Amount (b)	Adjusted

North America		$380.1	$337.3	12.7%	$382.3	13.3%
Europe, Middle East, Africa ("EMEA")		116.5	120.0	-2.9%	127.3	6.1%
Asia Pacific / South America ("APSA")		130.9	121.9	7.4%	134.8	10.6%

Segment net sales		627.5	579.2	8.3%	644.4	11.3%
Foreign exchange		-	-		(16.9)	n/m

Total net sales		$627.5	$579.2	8.3%	$627.5	8.3%

					Constant Currency (Non-GAAP)
		Three Months Ended		%	2012	%
		September 30,		Change	Adjusted	Change
Operating Income		2012	2011	Reported	Amount (b)	Adjusted

North America		$105.8	$91.0	16.3%	$103.9	14.2%
EMEA		27.9	24.8	12.5%	30.8	24.2%
APSA		31.3	26.5	18.1%	30.1	13.6%

Segment operating income		165.0	142.3	16.0%	164.8	15.8%
Deduct:
Foreign exchange		-	-		(0.2)
Restructuring and other charges / gains (see detail above)		2.6	114.7		2.6

Total operating income		$162.4	$27.6	488.4%	$162.4	488.4%

(a) The Company evaluates its segment net sales and operating income before charges / gains (as previously defined) that are not considered indicative of the segments’ underlying operating performance. Consequently, segment results presented in accordance with GAAP exclude such items. Segment sales and operating income are also presented on a constant currency basis, which is a non-GAAP measure. The Company uses this measure to understand underlying growth of the segments as fluctuations in exchange rates can impact the underlying growth rate of the segments.

(b) Foreign exchange translation effects calculated by translating current year results at prior year exchange rates and excluding hedge impacts.

Reconciliation of Percentage Change in GAAP Net Sales to Percentage Change in Comparable Net Sales (Unaudited)

	Three Months Ended September 30, 2012
	North America	EMEA	APSA	Segment Total
	%	%	%	%
Net Sales (GAAP)	13	(3)	7	8
Foreign currency impact	-	9	3	3
Acquisitions/divestitures	(11)	(1)	-	(7)
Comparable Net Sales (Non-GAAP)	2	5	10	4

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted to eliminate the impacts of foreign exchange and acquisitions/divestitures. The Company believes that comparable net sales growth is useful in evaluating the Company's sales growth year-over-year because it excludes items that are not indicative of underlying sales performance.

Beam Inc.
Segment Information (a)
(Unaudited)

(In millions)				Constant Currency (Non-GAAP)
	Nine Months Ended		%	2012	%
	September 30,		Change	Adjusted	Change
Net Sales	2012	2011	Reported	Amount (b)	Adjusted

North America	$1,059.5	$946.1	12.0%	$1,066.2	12.7%
Europe, Middle East, Africa ("EMEA")	335.5	334.9	0.2%	361.4	7.9%
Asia Pacific / South America ("APSA")	361.8	346.3	4.5%	363.3	4.9%

Segment net sales	1,756.8	1,627.3	8.0%	1,790.9	10.1%
Foreign exchange	-	-		(34.1)	n/m
Australia distribution one-time sale	-	46.3		-	n/m

Total net sales	$1,756.8	$1,673.6	5.0%	$1,756.8	5.0%

				Constant Currency (Non-GAAP)
	Nine Months Ended		%	2012	%
	September 30,		Change	Adjusted	Change
Operating Income	2012	2011	Reported	Amount (b)	Adjusted

North America	$309.8	$269.0	15.2%	$306.3	13.9%
EMEA	68.7	69.8	-1.6%	74.3	6.4%
APSA	76.1	60.7	25.4%	67.3	10.9%

Segment operating income	454.6	399.5	13.8%	447.9	12.1%
Deduct:
Foreign exchange	-	-		(6.7)
Adjustment for charges / gains (see detail above)	35.4	140.2		35.4

Total operating income	$419.2	$259.3	61.7%	$419.2	61.7%

(a) The Company evaluates its segment net sales and operating income before charges / gains (as previously defined) that are not considered indicative of the segments’ underlying operating performance. Consequently, segment results presented in accordance with GAAP exclude such items. Segment sales and operating income are also presented on a constant currency basis, which is a non-GAAP measure. The Company uses this measure to understand underlying growth of the segments as fluctuations in exchange rates can impact the underlying growth rate of the segments.

(b) Foreign exchange translation effects calculated by translating current year results at prior year exchange rates and excluding hedge impacts.

Reconciliation of Percentage Change in GAAP Net Sales to Percentage Change in Comparable Net Sales (Unaudited)

	Nine Months Ended September 30, 2012
	North America	EMEA	APSA	Segment Total
	%	%	%	%
Net Sales (GAAP)	12	-	5	8
Foreign currency impact	1	8	-	2
Acquisitions/divestitures	(6)	(3)	-	(4)
Ongoing impact - Australia distribution margin	-	-	3	1
Comparable Net Sales (Non-GAAP)	7	5	8	7

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted to eliminate the impacts of foreign exchange, acquisitions/divestitures and the transition to the new Australia distribution agreement. The Company believes that comparable net sales growth is useful in evaluating the Company's sales growth year-over-year because it excludes items that are not indicative of underlying sales performance.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)
($ in millions)

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

GAAP income (loss) from continuing operations	$91.7	$(82.0)	$271.4	$42.1

Add (deduct):

Other (income) / expense	(1.9)	(37.7)	(30.3)	(34.6)
Interest expense	28.5	26.5	79.9	86.5
Loss on early extinguishment of debt	-	134.0	-	134.0
Depreciation expense	25.6	23.3	75.0	67.2
Amortization expense	4.3	4.2	12.8	12.2
Income tax expense (benefit)	44.1	(13.2)	98.2	31.3
Adjustment for charges / gains (see detail above)	2.6	114.7	35.4	140.2

EBITDA before charges/gains (Non-GAAP)	$194.9	$169.8	$542.4	$478.9

(a) The Company defines EBITDA as income from continuing operations before interest expense, income taxes, depreciation and amortization expense and other income/expense. EBITDA before charges/gains is EBITDA less charges/gains (as previously defined).

Free Cash Flow (a)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011 (b)	2012	2011 (b)
GAAP cash provided by operating activities	$87.4	$310.9	$112.6	$317.4
Add (deduct):
Spirits capital expenditures, net of disposition proceeds	(31.3)	(46.2)	(89.3)	(108.0)
Cash used for discontinued operations (c)	57.9	-	80.0	-
Cash provided by discontinued businesses (d)	-	(101.1)	-	(80.0)

Adjusted free cash flow (Non-GAAP)	$114.0	$163.6	$103.3	$129.4

(a) Free cash flow is defined as GAAP cash flow from operations less capital expenditures for property, plant and equipment additions (net of disposition proceeds), adjusted for operating cash flow related to discontinued operations. Management believes free cash flow provides investors with an important perspective on the cash available for dividends, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Management uses free cash flow to assess business performance and overall liquidity.

(b) Free cash flow for the 2011 periods is not intended to be a measure of Beam Inc. "adjusted pro forma free cash flow" that would reflect the free cash flow generated by Beam as if it were a standalone company for the periods presented.

(c) Represents cash used primarily for settlement of liabilities of divested businesses and payment of incentive compensation, severance and pension benefits to former Fortune Brands executives.

(d) Represents operating cash flows of the Home & Security and Golf businesses prior to their divestiture.

Return on Invested Capital (ROIC) from Continuing Operations (a)
	Twelve Months Ended September 30, 2012 - Income from Continuing Operations plus After-tax Interest	Average Invested Capital	ROIC

Unadjusted	$459	$6,574	7%

Add: impact of "charges/gains" (previously defined)	(1)	8

ROIC before charges/gains (Non-GAAP)	458	6,582	7%

Impact of excluding goodwill and intangibles	12	(4,550)

ROIC before charges/gains and excl. goodwill and intangibles (Non-GAAP)	$470	$2,032	23%

(a) ROIC is income from continuing operations plus after-tax interest expense and debt extinguishment loss divided by the average of invested capital (debt less cash plus stockholders' equity plus after-tax interest expense). Adjusted ROIC is adjusted for the amounts used to calculate adjusted income from continuing operations. Invested capital is a multi-point average of the 12 months ended September 30, 2012; invested capital for periods prior to the Separation was adjusted to assume Beam was a standalone company for those periods. See the page entitled "Use of Non-GAAP Financial Information" for further information relating to the Company's use of non-GAAP measures.

Beam Inc.
Reconciliation of GAAP Net Sales Growth to Comparable Net Sales Growth
Nine Months Ended September 30, 2012
(Unaudited)

	GAAP Basis	Foreign Currency Exchange Rates	Australia Distribution Agreement Change	Australia Distribution Margin Structure	Acquisitions/ Divestitures	Non-GAAP - Comparable Basis
	%					%
Power Brands	8	3	3	1	(4)	11
Jim Beam	(1)	2	5	2	-	8
Maker’s Mark	21	-	2	-	-	23
Sauza (a)	2	3	1	-	-	6
Courvoisier	10	2	3	-	-	15
Canadian Club	(4)	1	5	1	-	3
Teacher’s	(6)	12	1	-	-	7
Pinnacle	-	-	-	-	22	22

Rising Stars	8	1	-	-	(2)	7
Laphroaig	-	4	2	-	-	6
Knob Creek	15	-	-	-	-	15
Basil Hayden	25	-	6	-	-	31
Kilbeggan	-	-	-	-	31	31
Cruzan	12	-	1	-	-	13
Hornitos	(11)	-	-	-	-	(11)
EFFEN	(23)	-	-	-	-	(23)
Pucker Vodka	(6)	-	-	-	-	(6)
Skinnygirl	21	-	-	-	(2)	19
Sourz	8	4	-	-	-	12

Local Jewels	(7)	4	-	-	-	(3)

Value Creators	-	2	4	-	(5)	1

Net sales (b)	5	2	3	1	(4)	7

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted for certain items. The Company believes Comparable Net Sales Growth is useful in evaluating the Company's sales growth on a year-over-year basis exclusive of items that are not indicative of the brands' performance such as foreign exchange impacts, acquisitions/divestitures, the one-time impact on net sales of transitioning to the new Australia distribution agreement as well as the related impact on margin structure. See the page entitled "Use of Non-GAAP Financial Information" for additional information related to the use of Non-GAAP measures.

(a) Excludes Hornitos

(b) Net sales represents consolidated net sales (excluding excise taxes), including non-branded sales to third parties.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

Trailing Twelve Months
Reconciliation of Net Debt to Adjusted EBITDA (Unaudited) (a)	September 30, 2012
GAAP debt / operating cash flow	10.0
Impact of using net debt rather than GAAP total debt (a)	(0.6)
Impact of using adjusted EBITDA rather than GAAP operating cash flow	(6.2)
Net debt / EBITDA before charges/gains	3.2

(a) Net debt equals total debt less cash as of September 30, 2012. GAAP operating cash flow and EBITDA are based on the twelve-month period ended September 30, 2012. GAAP operating cash flow includes discontinued operations. See the Reconciliation of Income from Continuing Operations to EBITDA (above) for the Company's definition of EBITDA before charges/gains.

Reconciliation of Full Year 2012 Diluted EPS from Continuing Operations Growth Target to GAAP Target
For the full year 2012, the Company is targeting low-double-digit growth in diluted EPS from continuing operations before charges/gains as compared to its full year 2011 diluted EPS from continuing operations before charges/gains ($2.12). Given the nature of special charges/gains, the Company cannot predict such items and, therefore, the Company's 2012 targeted diluted EPS from continuing operations used to determine the year-over-year growth rate in diluted EPS excludes any such items.

Comparing targeted 2012 diluted EPS from continuing operations before charges/gains to the Company's 2011 GAAP diluted EPS from continuing operations ($0.85 per share) results in a year-over-year growth rate in excess of 100% due to the significant number of Separation-related charges included in GAAP 2011 income from continuing operations. For further information related to 2011 adjusted EPS from continuing operations, which includes adjustments for restructuring and other charges/gains as well as adjustments to reflect Beam's cost structure as a standalone spirits company, see the Company's fourth quarter 2011 earnings release.

Reconciliation of Full Year 2012 Earnings-to-Free-Cash-Flow Conversion Rate Target
Adjusted Earnings to Free Cash Flow Conversion Rate is calculated as the ratio of Adjusted Free Cash Flow to Adjusted Income from Continuing Operations. Adjusted Free Cash Flow is cash from operations less net capital expenditures plus operating cash outflows related to discontinued operations. Adjusted Income from Continuing Operations is adjusted for "charges/gains" (as previously defined). This is a non-GAAP measure. For the full year 2012, the Company expects an Adjusted Earnings to Free Cash Flow Conversion Rate of approximately 80%. However, given uncertainty with respect to potential nonrecurring items that may impact earnings and/or free cash flow, the Company cannot estimate a full-year GAAP Earnings to Free Cash Flow Conversion Rate; therefore, a GAAP to Non-GAAP reconciliation is not included.

CONTACT:
Beam Inc.
Media Relations
Clarkson Hine, +1-847-444-7515
Clarkson.Hine@beamglobal.com
or
Investor Relations
Tony Diaz, +1-847-444-7690
Tony.Diaz@beamglobal.com